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                                                                     EXHIBIT 4.1



                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                        CYPROS PHARMACEUTICAL CORPORATION

        Paul J. Marangos and David W. Nassif hereby certify that:

        ONE: They are the duly elected and acting President and Secretary, respectively, of Cypros Pharmaceutical Corporation, a California corporation (the "Corporation").

        TWO: The Articles of Incorporation of this corporation are hereby amended and restated to read as follows:


                                       I.

        The name of the Corporation is QUESTCOR PHARMACEUTICALS, INC. (the "Corporation").


                                      II.

        The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.


                                      III.

        A. This Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is eighty-two million five hundred thousand (82,500,000) shares, seventy-five million (75,000,000) shares of which shall be Common Stock (the "Common Stock") and seven million five hundred thousand (7,500,000) shares of which shall be Preferred Stock (the "Preferred Stock").

        B. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, within the limitations and restrictions stated in these Restated Articles of Incorporation, to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series prior or subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.



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        C. Two million one hundred fifty-five thousand seven hundred fifteen
(2,155,715) of the authorized shares of Preferred Stock are hereby designated "Series A Preferred Stock" (the "Series A Preferred").

        D. The rights, preferences, privileges, restrictions and other matters relating to Common Stock and the Series A Preferred are as follows:

           1. DIVIDENDS. Holders of Series A Preferred shall be entitled to receive dividends concurrently with dividends on the Common Stock, if any, on an as-converted basis, when and as declared by the Board of Directors out of funds legally available therefor. Such dividends shall be payable only when, as and if declared by the Board of Directors and shall be non-cumulative.

           2. VOTING RIGHTS. The holder of each share of Series A Preferred shall be entitled to the number of votes equal to the number of shares of Common Stock into which each share of Series A Preferred could be converted on the record date for the vote or written consent of shareholders and, except as otherwise required by law or provided herein, shall have voting rights and powers equal to the voting rights and powers of Common Stock. The holder of each share of Series A Preferred shall be entitled to notice of any shareholders' meeting in accordance with the bylaws of the Corporation and shall vote with holders of Common Stock upon the election of directors and upon any other matter submitted to a vote of shareholders, except those matters required by law to be submitted to a class vote. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares of Common Stock into which shares of Series A Preferred held by each holder could be converted) shall be rounded to the nearest whole number (with one-half rounded upward to one). Each holder of Common Stock shall be entitled to one (1) vote for each share of Common Stock held.

           3. LIQUIDATION RIGHTS.

              (a) Upon any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of the Common Stock, the holders of Series A Preferred shall be entitled to be paid out of the assets of the Corporation an amount per share of Series A Preferred equal to the "Original Issue Price" plus all declared and unpaid dividends on the Series A Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) for each share of Series A Preferred held by them. The Original Issue Price of the Series A Preferred shall be $4.639 per share. If, upon any liquidation, distribution, or winding up, the assets of the Corporation available for distribution to the Series A Preferred shall be insufficient to make payment in full to all holders of Series A Preferred of the liquidation preference set forth in this Section 3(a), then such assets shall be distributed among the holders of Series A Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled. After payment of the full liquidation preference of the Series A Preferred as set forth in this Section 3(a), the entire assets of the



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Corporation legally available for distribution, if any, shall be distributed ratably to the holders of the Common Stock.

              (b) The following events shall be considered a liquidation under this Section:

                  (i) any consolidation or merger of the Corporation with or into any other corporation or other entity or person, or any other corporate reorganization, in each case in which the shareholders of the Corporation immediately prior to such consolidation, merger or reorganization, own less than 50% of the Corporation's voting power immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions in which in excess of 50% of the Corporation's voting power is transferred (an "Acquisition"); or

                  (ii) a sale, lease or other disposition of all or substantially all of the assets of the Corporation (an "Asset Transfer").

        4. CONVERSION RIGHTS. The holders of the Series A Preferred shall have the following rights with respect to the conversion of the Series A Preferred into shares of Common Stock (the "Conversion Shares"):

           (a) OPTIONAL CONVERSION.

               (i) Subject to and in compliance with the provisions of this
Section 4(a), each holder of Series A Preferred shall have the right, at its option, to convert up to a number of shares of Series A Preferred equal to the number of shares of such Series A Preferred then held by such holder multiplied by a fraction, the numerator of which shall be one (1), and the denominator of which shall be three (3) at any time prior to the "Measurement Date", and reduced by one (1) each on the Measurement Date and on the first anniversary following the Measurement Date, such that one-third (1/3) of the shares held by a holder may be converted immediately, and all shares held by a holder may be converted on the date that is one year after the Measurement Date. "Measurement Date" shall mean December 1, 1999.

               (ii) The number of shares of Common Stock to which a holder of Series A Preferred shall be entitled upon conversion shall be the product obtained by multiplying the "Series A Conversion Rate" then in effect (determined as provided in Section 4(b)) by the number of shares of Series A Preferred being converted.

           (b) SERIES A CONVERSION RATE. The conversion rate in effect at any time for conversion of the Series A Preferred (the "Series A Conversion Rate") shall be the quotient obtained by dividing the Original Issue Price of the Series A Preferred by the "Series A Preferred Price" as defined in Section 4(c).

           (c) SERIES A PREFERRED PRICE. The conversion price for the Series A Preferred shall initially be the Original Issue Price of the Series A Preferred (the "Series A Preferred Price"). Such initial Series A Preferred Price shall be adjusted from



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time to time in accordance with this Section 4. All references to the Series A
Preferred Price herein shall mean the Series A Preferred Price as so adjusted.

           (d) CLOSING PRICE. "Closing Price" with respect to a share of Common Stock shall mean the closing sale price or the average of the reported closing bid and asked prices, as the case may be, on the principal national security exchange or quotation system on which the Common Stock is quoted or listed or admitted to trading, or, if not quoted or listed or admitted to trading on any national securities or quotation system, the average of the closing bid and asked prices of the Common Stock on the over-the-counter market as reported by the National Quotation Bureau Incorporated, or a similar generally accepted reporting service, or if not so available, in such manner as furnished by any New York Stock Exchange member firm selected from time to time by the Board of Directors for that purpose, or a price determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a Board Resolution, and

           (e) CURRENT MARKET VALUE. "Current Market Value" of a share of Common Stock shall mean the average of the daily Closing Prices per share of Common Stock for the ten (10) consecutive trading days immediately prior to the date in question.

           (f) MECHANICS OF CONVERSION. Each holder of Series A Preferred who desires to convert the same into shares of Common Stock pursuant to this Section 4 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for the Series A Preferred, and shall give written notice to the Corporation at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series A Preferred being converted. Thereupon, the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock's Current Market Value as of the date of such conversion), any declared and unpaid dividends on the shares of Series A Preferred being converted as well as promptly pay in cash any payment in lieu of issuing a fractional share as set forth in Section 4(n). Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series A Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

           (g) ADJUSTMENT FOR STOCK SPLITS AND COMBINATIONS. If the Corporation shall at any time or from time to time after the date that the first share of Series A Preferred is issued by the Corporation (the "Original Issue Date") effect a subdivision of the outstanding Common Stock without a corresponding subdivision of the Preferred Stock, the Series A Preferred Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of



                                       4.
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the Preferred Stock, the Series A Preferred Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this
Section 4(g) shall become effective at the close of business on the date the subdivision or combination becomes effective.

           (h) ADJUSTMENTS FOR OTHER DIVIDENDS AND DISTRIBUTIONS. If the Corporation at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, in each such event provision shall be made so that the holders of the Series A Preferred shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of other securities of the Corporation which they would have received had their Series A Preferred been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 4 with respect to the rights of the holders of the Series A Preferred or with respect to such other securities by their terms.

           (i) ADJUSTMENT FOR RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. If at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Series A Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 4), in any such event each holder of Series A Preferred shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series A Preferred could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

           (j) REORGANIZATIONS, MERGERS, CONSOLIDATIONS OR SALES OF ASSETS. If at any time or from time to time after the Original Issue Date, there is a capital reorganization of the Common Stock (other than an Acquisition or Asset Transfer as defined in Section 3(b) or a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 4), as a part of such capital reorganization, provision shall be made so that the holders of the Series A Preferred shall thereafter be entitled to receive upon conversion of the Series A Preferred the number of shares of stock or other securities or property of the Corporation to which a holder of the maximum number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Series A Preferred after the capital reorganization to the end that



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the provisions of this Section 4 (including adjustment of the Series A Preferred
Price then in effect and the number of shares issuable upon conversion of the Series A Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

           (k) CERTIFICATE OF ADJUSTMENT. In each case of an adjustment or readjustment of the Series A Preferred Price for the number of shares of Common Stock or other securities issuable upon conversion of the Series A Preferred, if the Series A Preferred is then convertible pursuant to this Section 4, the Corporation, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series A Preferred at the holder's address as shown in the Corporation's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based.

           (l) NOTICES OF RECORD DATE. Upon (i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any acquisition or other capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation with or into any other corporation, or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Series A Preferred at least twenty (20) days prior to the record date specified therein a notice specifying (1) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (2) the date on which any such acquisition, reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (3) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such acquisition, reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up.

           (m) CONVERSION BY THE CORPORATION.

               (i) Subject to Section 403(a)(3) and Section 301.5(d) of the California Corporations Code, so long as the average of the daily Closing Prices per share of Common Stock for the fifteen (15) consecutive trading days immediately prior to the date in question is at least $12.00 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like), each share of Series A Preferred, at the option of the Corporation upon notice to the holders of Series A Preferred, shall be converted into shares of Common Stock; provided, however, that no such conversion shall occur unless the Corporation is a "listed corporation" (as defined in Section 301.5(d) of the California Corporations Code) both at the time of the original issuance of the shares of Series A Preferred and at the time of conversion of the shares of Series A Preferred, and the shares of Common Stock received upon conversion of the Series A Preferred are listed or qualified for trading on a stock exchange or market system defined in Section 301.5(d)



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of the California Corporations Code, and provided further, that no such conversion shall occur if, as a result of such conversion, the Conversion Shares in the aggregate would constitute 20% or more of the then issued and outstanding shares of Common Stock. Upon such conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(f);

               (ii) Upon written notice to the holders of Series A Preferred by the Corporation, the outstanding shares of Series A Preferred shall be converted without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series A Preferred are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such conversion of the Series A Preferred, the holders of Series A Preferred shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for the Series A Preferred. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series A Preferred surrendered were convertible on the date on which such conversion occurred, and any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(f).

           (n) FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock's Current Market Value on the date of conversion.

           (o) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.



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              (p) NOTICES. Any notice required by the provisions of this Section
4 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by facsimile if sent during normal business hours of the recipient; if not, then on the next business day,
(iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

              (q) PAYMENT OF TAXES. The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series A Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred so converted were registered.

           5. NO REISSUANCE OF SERIES A PREFERRED. No share or shares of Series A Preferred acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued; and in addition, the Articles of Incorporation shall be appropriately amended to effect the corresponding reduction in the Corporation's authorized stock.

           6. RESIDUAL RIGHTS. All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein shall be vested in the Common Stock.


                                      IV.

        A. The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

        B. The Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the General Corporation Law of California) for breach of duty to the Corporation and its shareholders through bylaw provisions or through agreements with agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the General Corporation Law of California, subject to the limits on such excess indemnification set forth in Section 204 of the General Corporation Law of California. If, after the effective date of this Article, California law is amended in a manner which permits a corporation to limit the monetary or other liability of its directors or to authorize indemnification of, or advancement of such defense expenses to, its directors or other persons, in any such case to a greater extent than is permitted on such effective date, the references in this Article to "California law" shall to that extent be deemed to refer to California law as so amended.



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        C. Any repeal or modification of this Article shall only be prospective and shall not effect the rights under this Article in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability."

        THREE: The foregoing amendment and restatement of the Articles of Incorporation has been duly approved by the Board of Directors of this Corporation.

        FOUR: The foregoing amendment and restatement of the Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the California Corporations Code. The Corporation has one class of stock outstanding and such class of stock is entitled to vote with respect to the amendment herein set forth. The total number of outstanding shares of Common Stock of the Corporation entitled to vote on the amendment is 15,735,007 shares of Common Stock. No shares of Preferred Stock are outstanding. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than fifty percent (50%) of the outstanding Common Stock voting as a class.



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        The undersigned, Paul J. Marangos and David W. Nassif, the President and
Secretary, respectively, of CYPROS PHARMACEUTICAL CORPORATION, declare under penalty of perjury under the laws of the State of California that the matters set out in the foregoing Certificate are true of their own knowledge.

        Executed at Carlsbad, California on November 5, 1999.





                                            /s/ Paul J. Marangos
                                            -----------------------------------
                                            Paul J. Marangos, President



                                            /s/ David W. Nassif
                                            -----------------------------------
                                            David W. Nassif, Secretary



                                      10.